                                                        Exhibit 10.1

                          DISPUTE RESOLUTION AGREEMENT

     THIS DISPUTE RESOLUTION AGREEMENT ("Agreement") is made and entered into as of the 30th day of January, 2002 by and between DCI, Inc., a Kansas corporation
("Seller"), and Design Concepts, Inc., a Kansas corporation ("Buyer"), Chris I.
Hammond, William D. Cook and Larry C. Klusman (collectively, the "Buyer's
Stockholders");

                               W I T N E S S E T H

     WHEREAS, Buyer desires to purchase certain assets of Seller associated with
Seller's Instrumentation Product Line, consisting of the products and models listed on Schedule "A" (the "Product Line");

     WHEREAS, Seller desires to sell the Product Line to Buyer; and

     WHEREAS, Seller and Buyer's Stockholders have, over a period of time, engaged in discussions concerning representations and warranties made by Buyer's
Stockholders in a prior transaction involving Seller and Buyer's Stockholders and Seller wish to resolve and compromise the claims related to that transaction.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                               PURCHASE OF ASSETS

     SALE AND PURCHASE OF ASSETS: On the Closing Date (as hereinafter defined),
Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and accept from Seller, on the terms and conditions set forth herein, all of Seller's right, title and interest in and to the following tangible and intangible assets of Seller related to the Product Line (collectively, the
"Assets") described below:

     1.1 TANGIBLE ASSETS:

          a. Product Line Inventory. All inventories of raw materials, work-in-progress and finished goods related to the Product Line and described on Schedule "B" attached hereto (the "Product Line Inventory");

          b. Excess Inventory. Certain inventory not specifically related to the
     Product Line and described on Schedule "C" attached hereto (the "Excess
     Inventory");

          c. Machinery and Equipment. All of Seller's machinery, equipment, fixtures, and other similar miscellaneous tangible assets used exclusively for the Product Line as described on Schedule "D" attached hereto (the
     "Equipment");

          d. Marketing Materials. All photos, catalog information, and trade show equipment used exclusively for the Product Line (the "Marketing
     Materials");

          e. Miscellaneous Tangible Assets. All other tangible assets or properties of Seller to the extent used solely in conjunction with the
     Product Line (the "Miscellaneous Assets").

     1.2 INTANGIBLE ASSETS:

          a. Intellectual Property. All of Seller's drawings, manuals, procedures, computer software, and other intellectual property, but only to the extent it is associated with the design, manufacture, and support of the Product Line (the "Intellectual Property");

          b. Records. All customer lists, customer files, sales and purchase records, sales proposals, sales literature, office records and other books and records relating solely to the Product Line (the "Books and Records");

          c. Assumed Contracts. Those of Seller's contracts, agreements, leases, arrangements, customer orders, and commitments related to the Product Line, and described on Schedule "E" attached hereto (the "Assumed Contracts");

          d. Miscellaneous Intangible Assets. All other intangible assets or properties of Seller to the extent used solely in conjunction with the
     Product Line (the "Miscellaneous Assets").

     1.3 COPIES OF CUSTOMER INFORMATION. Seller reserves the right to retain copies of customer files for any customers for which it reasonably believes it will have future opportunities for ongoing business relationships.

     1.4 COST OF MOVING ASSETS. As soon as possible following the Closing, Buyer shall remove the Assets from the property of Seller. All costs incurred for the transport or transfer of any of the Assets will be borne by Buyer.

                                   ARTICLE II
                                 PURCHASE PRICE

     The Buyer's Stockholders are the holders of a $1,248,000.00 promissory note dated as of February 7, 2000, by Airport Systems International, Inc., and the
Buyer's Stockholders (the "Old Note"), executed pursuant to the Stock Purchase
Agreement (defined in Section 8.3 below). Seller and Buyer's Stockholders have, over a period of time, engaged in discussions concerning

representations and warranties made by Buyer's Stockholders in a prior transaction involving Seller. Buyer's Stockholders and Seller wish to resolve and compromise the claims related to that transaction in the following way.
First, Seller will transfer to Buyer the Excess Inventory, which Seller and
Buyer's Stockholders acknowledge to be valued at $200,000.00, and as a result of that transfer, the Buyer's Stockholders agree to forgive $200,000.00 on the Old
Note. Next, Seller will transfer the Equipment valued at approximately
$13,000.00, and as a result of that transfer, Buyer's Stockholders agree to forgive such amount on the Old Note. In addition, Seller will transfer to Buyer the Product Line Inventory valued at approximately $196,000.00, and as a result of that transfer, Buyer's Stockholders agree to forgive on the Old Note an amount equal to the net book value thereof, calculated as described below.
Furthermore, the Buyer's Stockholders agree to forgive $158,348.00 due on the
Old Note. Buyer's Stockholders will receive $81,824.00 in interest that has accrued and remains unpaid under the Old Note. Buyer's Stockholders will also receive $246,375.00 of principal repayment on the Old Note. The amount remaining after the above transactions on the Old Note will be converted into two new notes, the first of which is a new convertible promissory note in an estimated amount equal to $410,625.00 (the "New Note") and the Buyer's Stockholders will deliver to Seller the Old Note, marked "CANCELLED". The final amount of the New
Note will be determined on the Closing Date in the following manner. At the close of the business on the Closing Date, Seller will generate a computer printout reflecting the net book value of the Equipment and the Product Line
Inventory. For every dollar that the combined net book values of both the
Equipment and the Product Line Inventory at the close of business on the Closing
Date exceed $200,000.00, the New Note will be decreased one dollar. For every dollar that the combined net book values of both the Equipment and the Product
Line Inventory at the close of business on the Closing Date are below
$200,000.00, the New Note will be increased one dollar. Notwithstanding the foregoing, if the combined net book value of the Product Line Inventory and
Equipment exceeds $205,000.00, it is within the discretion of the Buyer to determine (i) if it will accept all items of Equipment and Product Line
Inventory that cause the combined net book value to exceed $205,000, and (ii) if not, which Product Line Inventory it will not accept to reduce the net book value of Product Line Inventory and Equipment to no less than $205,000.00. The second new note will be in the amount of $31,652 (the "Second New Note").

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          a. Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.

          b. Authority. Seller has the corporate power and authority to sell the
     Assets and consummate the transactions provided for in this Agreement and this Agreement and all instruments and agreements contemplated by this
     Agreement to which Seller is a party

     or signatory have been duly authorized, executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable in accordance with their terms. All necessary corporate proceedings of Seller have been taken to authorize this Agreement and the agreements and instruments contemplated by this Agreement and all transactions contemplated hereby.

          c. Title to Assets. Seller has, and upon conveyance, transfer and assignment of the Assets to Buyer by Seller at the Closing, Buyer will acquire and hold, good and marketable title to all of the Assets, in each case, free and clear of any and all options, rights, pledges, security interests, liens, charges, and other encumbrances whatsoever (hereinafter sometimes collectively referred to as "Encumbrances"), except such
     Encumbrances as are placed on the Assets by Buyer.

          d. Condition of Assets. All of the tangible Assets are transferred in
     "as is" condition, with no implied warranty.

          e. Contracts. True, correct and complete copies of the Assumed
     Contracts have heretofore been provided by Seller to Buyer, and all such documents are genuine and in all respects what they purport to be. Each of the Assumed Contracts is valid and enforceable in accordance with its terms. Seller is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Assumed Contracts, and no event has occurred that with the giving of notice or lapse of time would constitute a default thereunder.

          f. Ability to Carry Out Agreement. The execution and delivery of this
     Agreement and the consummation of the transactions contemplated hereby do not and will not violate the provisions of the Articles of Incorporation or
     Bylaws of Seller or any note, indenture, mortgage, lease or other agreement or instrument to which Seller is a party or by which it is bound.

     3.2 REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER'S STOCKHOLDERS. Buyer
represents and warrants to Seller as follows:

          a. Due Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.

          b. Authority. Buyer has the corporate power and authority to acquire the Assets and consummate the transactions provided for in this Agreement and this Agreement and all instruments and agreements contemplated by this
     Agreement to which Buyer is a party or signatory have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer enforceable in accordance with their terms. All necessary corporate proceedings of Buyer have been taken to authorize this
     Agreement and the agreements and instruments contemplated by this Agreement and all transactions contemplated hereby.

          c. Ability to Carry Out Agreement. The execution and delivery of this
     Agreement and the consummation of the transactions contemplated hereby do not and will not violate the provisions of the Articles of Incorporation or
     Bylaws of Buyer or any note, indenture, mortgage, lease or other agreement or instrument to which Buyer is a party or by which it is bound.

          d. Duration of Warranty Coverage. To the knowledge of the Buyer and the Buyer's Stockholders, there are no warranties that extend longer than twelve (12) months.

     3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Section 3.1(c) and (e) shall survive Closing for two years and six months, respectively. All other representations and warranties made by the parties in this Agreement or any exhibit, schedule, instrument or certificate provided hereunder shall expire at Closing.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     4.1 NEGATIVE COVENANTS OF SELLER. Except as may be otherwise expressly provided herein, from and after the date of this Agreement and until the Closing
Date, with respect to the Assets without the consent of Buyer, Seller covenants and agrees that it will not:

          a. Encumbrances. Execute, grant or suffer any Encumbrance upon the
     Assets;

          b. Disposition of Assets. Effect any sale, transfer, Encumbrance or other disposition of the Assets and properties which would otherwise be included in the Assets, except for sales of inventories in the ordinary course of business, and except for machinery, and equipment replaced with items of equivalent or greater value;

          c. Assumed Contracts. Amend, modify, assign, transfer, grant or terminate any of the Assumed Contracts;

     4.2 AFFIRMATIVE COVENANTS OF SELLER. From and after the date of this
Agreement and until the Closing Date, Seller covenants and agrees that it will:

          a. Ordinary Course of Business. Carry on the operations of the Product
     Line only in the usual, regular and ordinary course consistent with good business practices and with prior practices;

          b. Maintenance of Relationships. Use commercially reasonable efforts to maintain and preserve its business organization and to maintain its present relationships with customers, suppliers and others having business dealings with the Product Line;

          c. Maintenance of the Assets. Maintain the Assets in existing operating repair and maintain the level of inventories in accordance with past practices;

          d. Payment of Obligations in Ordinary Course. Pay and discharge all costs and expenses of maintaining and operating the Assets as they become due and pay and discharge any such costs and expenses which at the date hereof are past due, unless contested in good faith;

          e. Maintenance of Records. Maintain its books, accounts, including accounts receivable and records in the usual, regular and customary manner on a basis consistently applied; and

          f. Additional Inventory. Seller may, at Seller's discretion, make available to Buyer for purchase additional surplus/on-hand inventory at cost for a period of one (1) year. In addition Seller must make available to Buyer for purchase any additional custom manufactured or specially ordered parts at prices to be quoted; provided, however, any such order must have a minimum value of $1,000.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

     5.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer under this Agreement, are subject to the satisfaction, or the written waiver thereof, by Buyer of the following conditions on or prior to the Closing Date:

          a. Representations and Warranties of Seller. All of the
     representations and warranties of Seller contained in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date.

          b. Covenants of Seller. All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the
     Closing Date, including, but not limited to, the documents or items to be delivered at Closing as set forth in Article VI, shall have been fully complied with and performed.

          c. No Material Adverse Changes. There shall not have occurred any material adverse change in the Assets.

     5.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller under the Agreement are subject to the satisfaction, or the written waiver thereof, of the following conditions on or prior to the Closing Date:

          a. Representations and Warranties of Buyer. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date.

          b. Covenants of Buyer. All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing
     Date, including, but not limited to, the documents or items to be delivered at Closing as set forth in Article VI, shall have been fully complied with and performed.

                                   ARTICLE VI
                                     CLOSING

     6.1 CLOSING DATE. The closing of the sale and purchase provided for herein
(the "Closing") shall take place at the offices of Blackwell Sanders Peper
Martin LLP, 9401 Indian Creek Parkway, Suite 1200, Overland Park, Kansas 66210,
at 10:00 a.m., on January 31, 2002 or at such other place, time and date as the parties may mutually agree (the "Closing Date").

     6.2 ITEMS TO BE DELIVERED AT CLOSING BY SELLER. At the Closing, Seller
shall perform all acts necessary to put Buyer in actual and complete possession and control of the Assets, including, but not limited to, the delivery to Buyer of such instruments of sale, assignment, transfer and conveyance duly executed and in form and content satisfactory to counsel for Buyer as are necessary to vest in Buyer good and marketable title to and possession of the Assets. Without limiting the generality of the foregoing, Seller shall deliver the following at
Closing:

          a. A Bill of Sale executed by Seller selling, assigning and transferring to Buyer all right, title and interest in and to any and all personal property comprising the Assets; and

          b. An executed Registration Rights Agreement by and between Elecsys
     Corporation and the Buyer's Stockholders that provides "piggyback" rights to the Buyer's Stockholders for two (2) years from the date of Closing;

          c. Seller will pay by wire transfer of immediately available funds the amount of $328,199.00, representing past due interest of $81,824.00 and principal of $246,375.00 on the Old Note.

     6.3 ITEMS TO BE DELIVERED AT CLOSING BY BUYER'S STOCKHOLDERS. At the
Closing, Buyer's Stockholders shall deliver the Old Note stamped "CANCELLED".

     6.4 ITEMS TO BE DELIVERED AFTER CLOSING BY SELLER On Friday February 1,
2002 Seller will deliver the New Note and the Second New Note to Buyer's
Stockholders.

     6.5 FURTHER ASSURANCES. Seller shall from time to time after the Closing, at the request of Buyer and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Buyer may reasonably request to more effectively convey, assign, transfer to and vest in Buyer good and marketable title to and possession of the
Assets.

                                  ARTICLE VII
                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold
Buyer and each of Buyer's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Buyer's
Indemnified Persons") harmless from, against and in respect of any and all liabilities and obligations of Seller including, but not limited to, any claim arising out of the operation of the Seller's business, or for products manufactured or sold prior to the Closing Date except those liabilities which have been expressly assumed by Buyer: (i) as Assumed Contracts and (ii) as warranty obligations pursuant to Section 8.1 warranty.

     7.2 INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold Seller and each of Seller's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Seller's
Indemnified Persons") harmless from, against and in respect of any and all liabilities and obligations of Buyer including, but not limited to, any claim arising out of the operation of Buyer's business, or for products manufactured or sold after the Closing Date.

     7.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 7, the Buyer, the Buyer's Stockholder's or the Sellers, as the case may be, seeking indemnification (the "Indemnified
Party"), shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the
Indemnifying Party shall not have taken control of such suit after notification thereof as provided in this Section 7.3, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying
Party as provided in this Section 7.3.

     7.4 DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the
Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall thereafter be entitled to participate in and assume control of the defense of any such action only if the Indemnified Party has a reasonable basis for concluding that its interests are in conflict with those of the Indemnifying Party. The Indemnifying
Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying
Party, on such terms as the Indemnified Party may deem appropriate, and (b) the
Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the
Indemnifying Party or the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                                  ARTICLE VIII
                            POST CLOSING COMMITMENTS

     8.1 POST CLOSING COVENANTS.

          a. Use of Brand Name. Buyer, as soon as practical after the Closing, will establish a new logo that differs substantially in color and design from that of Seller's existing logo. Seller hereby grants Buyer permission to use existing materials and literature containing Seller's current logo until the supply of those materials is depleted, but in no event beyond twelve (12) months after Closing. Notwithstanding the previous sentence, the Buyer shall under no circumstances refer to itself as "DCI" nor shall the Buyer use the "DCI" logo or name in any form of advertisement or tradeshow.

          b. Access to IMPACT. Seller must, during reasonable business hours, afford to Buyer and authorized representatives of Buyer access to those portions of the IMPACT Encore data files that include information both (i)
     gathered prior to the Closing, and (ii) relating to the Product Line.

          c. Marketing/Sales Representatives. Seller will assign to Buyer and cooperate with Buyer's effort to transfer to Buyer any rights Seller may have with respect to the contracts by and between the sales representatives selling the Product Line (the "Representatives") and Seller. Seller will only pay commissions to the Representatives for established contracts on Product Line products shipped by Seller. Except for sales of the Series 1093 Heat Bonders, all commissions earned for Product Line sales by former employees of Seller will cease to accrue on the date of this
     Agreement. Any sales

     commissions relating to the Series 1093 Heat Bonders will continue to accrue pursuant to the terms of any original severance agreement.

          d. Warranty Work. Except as set forth in (e) below, Buyer hereby assumes all warranty liability, including any repair and calibration liability, resulting from the remaining period on the standard twelve (12)
     month warranty given in conjunction with the sale of any products included in the Product Line. Buyer will not be responsible for granting any credits on any products included in the Product Line that are sold prior to the
     Closing and subsequently returned for credit. However, if at any time
     Seller needs components to service or repair any products it has accepted back from a Product Line customer, Buyer will provide available components from initial inventory to Seller at no charge.

          e. Seller's Obligation for Returned Products. Although, Seller is
     under no obligation to grant credit, or any other favorable accommodation to Product Line customers for any products sold by it, any products returned to Seller for credit will be the property of Seller. Seller will communicate customer requests for credit, or any other accommodation, to
     Buyer in order to provide Buyer an opportunity to build customer relationships. Notwithstanding the obligation of Buyer set forth in subsection (d) above, and except for problems arising from incorrect specification or unsuitability for use due to errant technical sales activity, Seller will retain responsibility for defects in workmanship, materials and design performance for a period of twelve (12) months from the Closing Date for the following programs:

                    (i) University of Alabama at Birmingham P.O. #523581 (Seller
               Sales Order #32023),

                    (ii) ADI Limited P.O. #FF0742 (Seller Sales Order #31830)

                    (ii) Bussman products associated with DCI RMA #1281.

          f. Software Licenses for MAS90. Buyer will acquire all licenses and pay all fees required for the transfer of the software for the MAS90 accounting system.

          g. Seller's Obligation for Transition period remittances, etc. For a period of two (2) years, Seller shall refer to Buyer all calls, faxes, and
     e-mails received by Seller regarding the Product Line or related services.
     Furthermore, Seller shall deliver to Buyer any correspondence and/or remittances incorrectly received by Seller on a weekly basis.

          h. Buyer's Obligation for Transition period remittances, etc. For a period of two (2) years, Buyer shall refer to Seller all calls, faxes, and
     e-mails received by Buyer for Seller's products and services. Furthermore,
     Buyer shall deliver to Seller any correspondence and/or remittances incorrectly received by Buyer on a weekly basis.

          i. Transition Period Shipping and Accounts Receivable. Seller shall continue shipping customer orders relating to the Product Line on schedule until Buyer assumes responsibility for delivery at a mutually agreed upon date. Furthermore, all accounts receivable derived from shipments made by
     Seller shall be the sole property of Seller.

          j. Seller's Existing Purchase Orders to Vendors. Upon Buyer's request,
     Seller will cancel, or transfer to Buyer, any existing purchase orders relating to the Product Line and for which the ordered material has not yet been received by Seller. Furthermore, any accounts payable derived from
     Product Line materials received by Seller after the Closing will be the sole responsibility of the Buyer.

          k. Use of phone numbers (913) 782-5672 and (913) 782-5766. Buyer will pay all fees associated with the transfer of the phone numbers (913)
     782-5672 and (913) 782-5766. The foregoing numbers will be transferred from
     Seller to Buyer promptly following the Closing.

          l. Use of Seller's P.O. Box (P.O. Box 2877). Buyer will pay all fees associated with the transfer of the P.O. Box 2877. Such P.O. Box will be transferred by the Seller to the Buyer promptly following the Closing.

          m. Health Insurance. Seller and Buyer's Stockholders acknowledge that the Buyer's Stockholders are currently covered under Seller's family health insurance plan pursuant to an agreement previously entered with Seller or its Stockholders. That prior commitment related to health insurance is hereby terminated. The Buyer's Stockholders are electing today to obtain
     COBRA coverage under that plan, effective February 1, 2002, and Seller acknowledges its commitment to permit the Buyer's Stockholders to maintain coverage for eighteen months from February 1, 2002. During that period,
     Seller shall pay 73% of family coverage for each of Buyer's Stockholders.

          n. Limitations on Other Debt. As long as the New Note remains unpaid and outstanding, Seller shall not incur debt for borrowed money except the following:

                  (i) borrowed money from a commercial bank; and

                  (ii) currently outstanding subordinated debt; and

                  (iii) borrowed money from a source other than (i) and (ii)
         above in an aggregate amount not to exceed $1,000,000.00 provided such indebtedness is (i) pari passu in all respects with the New Note and
         (ii) subordinated to any debt incurred under Section 8.1 n(i) above.

8.2      AMENDMENT TO NON-COMPETE AGREEMENTS

         The Buyer's Stockholders entered into agreements with the Seller or the sole stockholder of the Seller that included non-compete provisions (the
"Non-Compete Agreements"). In order

to operate the Product Line business acquired pursuant to this Agreement, the following provisions of the Non-Compete Agreements are amended to provide as follows:

     a. Section 1.1 of the Noncompetition And Nondisclosure Agreement dated
February 7, 2000, by and between Airport Systems International, Inc., a Kansas corporation, and William D. Cook is amended to read as follows:

          1.1 Scope. Cook covenants and agrees that commencing today and continuing for a period of two years from and after the date of this
     Agreement, Cook will not, anywhere in the world, directly or indirectly, without the express prior written permission of the Company:

               (a) Other than Design Concepts, Inc. or any entity (i) wholly owned by Cook, Larry C. Klusman, or Chris I. Hammond and (ii) that conducts business related to the product line acquired from the
          Company, own, have any interest in, or be, serve, or act as an individual proprietor, partner, agent, stockholder, officer, employee, consultant, director, joint venturer, investor (other than as an investor holding less than three percent of the stock of a public company), lender, or in any other capacity whatsoever of or with, or assist in any way, any person, corporation, partnership, firm, or business enterprise (other than the Company or a subsidiary or affiliate of the Company) which is in direct or indirect competition with the business as carried on by DCI on the date first preceding the date hereof.

               (b) Section 7.1 of the Employment Agreement dated February 7,
          2000, by and between DCI, Inc. and Larry C. Klusman:

          7.1 Scope. Employee covenants and agrees that commencing today and continuing for a period of three years from and after the date of termination of his employment by the Company, Employee will not, anywhere in the world, directly or indirectly, without the express prior written permission of the Company:

               (a) Other than Design Concepts, Inc. or any entity (i) wholly owned by the Employee, William D. Cook, or Chris I. Hammond and (ii)
          that conducts business related to the product line acquired from the
          Company, own, have any interest in, or be, serve, or act as an individual proprietor, partner, agent, stockholder, officer, employee, consultant, director, joint venturer, investor (other than as an investor holding less than three percent of the stock of a public company), lender, or in any other capacity whatsoever of or with, or assist in any way, any person, corporation, partnership, firm, or business enterprise (other than ASII or the Company or a subsidiary or affiliate of either) which is in direct or indirect competition with the business as carried on by ASII or the Company on the date first preceding the date hereof.

               (c) Section 7.1 of the Employment Agreement dated February 7,
          2000, by and between DCI, Inc. and Chris I. Hammond:

               7.1 Scope. Employee covenants and agrees that commencing today and continuing for a period of three years from and after the date of termination of his employment by the Company, Employee will not, anywhere in the world, directly or indirectly, without the express prior written permission of the Company:

               (a) Other than Design Concepts, Inc. or any entity (i) wholly owned by the Employee, William D. Cook, or Larry C. Klusman and (ii)
          that conducts business related to the product line acquired from the
          Company, own, have any interest in, or be, serve, or act as an individual proprietor, partner, agent, stockholder, officer, employee, consultant, director, joint venturer, investor (other than as an investor holding less than three percent of the stock of a public company), lender, or in any other capacity whatsoever of or with, or assist in any way, any person, corporation, partnership, firm, or business enterprise (other than ASII or the Company or a subsidiary or affiliate of either) which is in direct or indirect competition with the business as carried on by ASII or the Company on the date first preceding the date hereof.

     8.3 SELLER'S RELEASE. The Buyer's Stockholders and all of their agents, affiliates, and representatives, jointly and severally, hereby release, acquit and forever discharge Seller, all of its present and past partners, associates, employees, agents or affiliates and its sole stockholder, all of its present and past partners, associates, employees, agents or affiliates (collectively, the
"Releasees") from any and all manner of action or actions, cause or causes of action, cross-claims or counter-claims, in law or in equity, suits, claims, demands, damages, loss, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, whether or not ascertainable at the time of execution of this Agreement, and whether or not based upon common law or any federal or state statute, which the Buyer's Stockholders now have or may hereafter have against each or any of the Releasees, by reason of any matter, cause, or thing whatsoever, arising in connection with the Old Note, the Asset
Purchase Agreement between Seller, KHC of Lenexa, LLC, and the Buyer's
Stockholders (the "Asset Purchase Agreement"), or the Stock Purchase Agreement
dated as of January 10, 2000, by and among Airport Systems International, Inc., the Buyer (the "Stock Purchase Agreement") and any matters affecting the Old
Note, the Asset Purchase Agreement, or the Stock Purchase Agreement.

     8.4 BUYER'S STOCKHOLDERS'S RELEASE. Seller and all of its agents, affiliates, and representatives, jointly and severally, hereby release, acquit and forever discharge Buyer's Stockholders, all of their present and past partners, associates, employees, agents or affiliates (the "Releasees") from any and all manner of action or actions, cause or causes of action, cross-claims or counter-claims, in law or in equity, suits, claims, demands, damages, loss, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, whether or not ascertainable at the time of execution of this
Agreement, and whether or not based upon

common law or any federal or state statute, which Seller now has or may hereafter have against each or any of the Releasees, by reason of any matter, cause, or thing whatsoever, arising in connection with the Old Note, the Asset
Purchase Agreement, or the Stock Purchase Agreement and any matters affecting the Old Note, the Asset Purchase Agreement, or the Stock Purchase Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 EXPENSES. Each party to this Agreement shall pay its own expenses incidental to the negotiation, preparation, execution and performance of this
Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of their respective legal counsel, brokers and accountants. Seller shall pay any sales, use or transfer taxes or fees in connection with the transactions contemplated hereby.

     9.2 NEWS RELEASE. The parties agree that they will cooperate with each other in the preparation of a joint news release announcing the transactions contemplated by this Agreement.

     9.3 NOTICES. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered or three (3) days after it is deposited in the United States mail, postage prepaid, sent certified or registered and addressed as follows:

               a. If to Seller, to:

                           DCI, Inc.
                           15301 W.  109th Street
                           Lenexa, Kansas 66215
                           Attention: Michael J. Meyer
                           Fax Number: (913) 982-5766

               b. If to Buyer, to:

                           Design Concepts, Inc.
                           P.O Box 2877
                           Olathe, Kansas 66062

or to such other address or person as hereafter shall be designated in writing by the applicable party.

     9.4 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, an supersede all negotiations, preliminary agreements and all prior and contemporaneous

discussions and understandings of the parties in connection with the subject matters hereof. All exhibits and schedules hereto are hereby incorporated into and made a part of this Agreement.

     9.5 AMENDMENTS. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by the parties or by their duly authorized agents. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

     9.6 SEVERABILITY. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable, and, if, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited.

     9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

     9.8 HEADINGS AND CAPTIONS. The titles or captions of paragraphs in this
Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this
Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

     9.9 GENDER AND NUMBER. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

     9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

     9.11 BINDING EFFECT ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns; provided, however, none of the parties to this Agreement may assign their rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, and in the event of any such assignment, all of the terms, covenants, agreements and conditions of this
Agreement shall continue to be in full force and effect and the parties hereto shall continue to remain respectively liable and responsible for the due performance of all of the terms, covenants, agreements and conditions of this
Agreement which they are respectively obligated to observe and perform. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than

the parties hereto (and their respective legal representatives, heirs, successors and assigns), any rights, remedies, obligations or liabilities.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

DCI, INC.                                      DESIGN CONCEPTS, INC.

BY:                                             BY:
   ----------------------------------               --------------------------------------------

NAME:                                           NAME:
       ------------------------------                 ------------------------------------------

TITLE:                                          TITLE:
       ------------------------------                 ------------------------------------------

                                                ------------------------------------------------
                                                Chris I. Hammond

                                                ------------------------------------------------
                                                William D. Cook

                                                -------------------------------------------------
                                                Larry C. Klusman

                         SCHEDULE A--PRODUCTS AND MODELS

Includes all Models, Options and Modifications (Specials) for the following:

Series            Function

200               Voltmeters
300               Comparators
400               Clocks
500               Comparators
700               Counters
800               Counters/Timers
900               Remotes
1000              Remotes and Custom Meters
2000              Meters
2600              Process Meters

2700              Voltmeters
2900              Counters/Timers
6100              Counters/Timers
7000              Meters
7600              Strain Gage Meters
7700              Voltmeters
8000              Counters/Timers/Clocks
9000              Process Meters
PPI100            Pressure Readouts

All Velenex Equivalent Meters

                              SCHEDULE B--INVENTORY

         1)       Inventory Used Non-Exclusively On Instruments Products

         2)       Inventory Valuation Report for INST Product Class

                          SCHEDULE C--EXCESS INVENTORY

1) Non-Moving Inventory, the value of which was agreed upon by Buyer and Seller on 1/7/02.

                             SCHEDULE D--EQUIPMENT

Instrument Product Line Associated Equipment Assets                                                                        1/29/2002

Item                                                                        Acquired Value         Depreciation           Book Value                                      # of Months
-------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                                                                    24
Tapmatic Model 30X Auto Tapping Attachment                                               0                    0                    0
Di-Acro No. 2 Hand Punch                                                               350                 -140                  210
Di-Acro Model 24HS Hand Shear                                                          425                 -170                  255
Di-Acro No. 4 Hand Brake                                                                 0                    0                    0
Pexto No. 137-J Foot Shear                                                           1,500                 -600                  900
Baldor No. 2048 Belt Grinder                                                           500                 -200                  300
Makita Model LS1013 Mitre Saw w/ Fixtures                                              150                  -60                   90
Instrument Test Stand                                                                    0                    0                    0
Stag Model PP28 EPROM Programmer                                                         0                    0                    0
Modular Circuit Technologies EPROM Programmer                                            0                    0                    0
Starrett No. 716 Micrometer & LVDT Tester                                                0                    0                    0
DCI Model 1001 Time Standard                                                             0                    0                    0
1 Model 5100B Fluke Calibrator                                                         550                 -220                  330
1 Model 341A Fluke Calibrator                                                        1,050                 -420                  630
All Required Test Software                                                               0                    0                    0
Miscellaneous Custom Fixtures                                                            0                    0                    0
Quad Model 100 P&P with 4 inoperative feeders included                              16,500               -6,600                9,900
Assembly Fixtures, Jigs and Samples                                                      0                    0                    0
2 Worktables                                                                             0                    0                    0
Microprocessor Emulators and Software - Instrument                                       0                    0                    0
Tango CAD Software - TBD to license and register                                         0                    0                    0
Fax Machine - Surplus unit requires repair                                               0                    0                    0
Silkscreens for Lens Backplates                                                          0                    0                    0
Solder Paste Stencils for PC Boards                                                      0                    0                    0
Instrument Trade Show Demo Equipment                                                     0                    0                    0
Carlson System Strapper (Yellow Banding Machine)                                       750                 -300                  450
Tape Machine - DCI's #3 unit, not currently in use                                       0                    0                    0
                                                                                                                                   0
                                                                      ---------------------------------------------------------------
                                                                                   $21,775              -$8,710              $13,065

                          SCHEDULE E--ASSUMED CONTRACTS
         DCI Instrument Product Line Sales Representative Organizations
                          with Contracts to be assigned

Brett Associates                                        L-Tron
201 S.W. 153rd, Suite B                                 1169 Pittsford-Victor Road, Suite 120
Seattle, WA  98166-2313                                 Pittsford, NY  14534

Jim Smith & Associates, Inc.                            RG Associates
6822 Academy Pkwy West                                  184 Foster Street
Albuquerque, NM  87109                                  Lowell, MA  01851

Instrumentation Resources, Inc.                         Analectro
11900 Wayzata Blvd., Suite 226                          1950 Old Cuthbert Road, Suite K
Minnetonka, MN 55305                                    Cherry Hill, NJ  08034

Vertec Associates, Inc.                                 CP&F-Atlantic
410 Sovereign Court, Suite 7                            1 Centerview Drive, Suite 306
Manchester, MO  63011                                   Greensboro, NC  27407

Kemp Instruments, Inc.                                  CP&F-Dixie
1201 Richardson Drive, Suite 160                        2317 Starmount Circle
Richardson, TX  75080                                   Huntsville, AL  35807

Precision Measurement Products                          Techno-Data Co., Ltd.
510 Market Loop, Suite 202                              Yoido PO Box 529
West Dundee, IL  60118                                  Seoul, Korea 150-605

Saber Enterprises                                       Complete International Solutions
2760 East Spring Street, Suite 210                      2 North Meadows
Long Beach, CA  90806                                   Woodbury, CT  06798